                                                      --------------------------
                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0287
          Form 4                                      --------------------------
                                                      Expires: January 31, 2005
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                                                      Estimated average burden
                                                      hours per response...0.5
                                                      --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(h) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1. Name and Address of Reporting Person*

Parkinson, Jr.  Robert     L.
   (Last)      (First)  (Middle)


c/o Enzon Pharmaceuticals, Inc.
685 Route 202/206
   (Street)

 Bridgewater    New Jersey    08807
   (City)         (State)     (Zip)

2. Issuer Name and Ticker or Trading Symbol

ENZON PHARMACEUTICALS, INC. (ENZN)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Statement for Month/Year

March 31, 2003

5. If Amendment, Date of Original (Month/Day/Year)



6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)



7. Individual or Joint/Group Reporting (Check Applicable Line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person


                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                                        5. Amount
                                                                                                           of Secu-
                                                                                                           rities
                                                                                                           Bene-
                                                                                                           ficially
                                           2A. Deemed                    4. Securities Acquired (A)        Owned
                               2. Trans-       Execution  3. Trans-         or Disposed of (D)             Following
                                  action       Date,         action         (Instr. 3, 4 and 5)            Reported
                                  Date         if any        Code        -----------------------------     Trans-
                                  (Month/      (Month/       (Instr. 8)                (A)                 action(s)
1. Title of Security              Day/         Day/       -------------     Amount     or     Price        (Instr.
   (Instr. 3)                     Year)        Year)       Code     V                  (D)                 3 and 4)
-----------------------------  ----------  ------------   ------  -----  ------------  ---  ----------  -----------








                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned






                               6. Ownership
                                  Form:
                                  Direct      7. Nature of
                                  (D) or         Indirect
                                  Indirect       Beneficial
1. Title of Security              (I)            Ownership
   (Instr. 3)                     (Instr. 4)     (Instr. 4)
-----------------------------  -------------  --------------







                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                                                   3A. Deemed
                                          2. Conver-                   Execu-                   5. Number of Deriv-
                                             sion or   3. Trans-       tion                        ative Securities
                                             Exercise     action       Date,     4. Transac-       Acquired (A) or
                                             Price of     Date         if any       tion Code      Disposed of (D)
                                             Deriv-       (Month/      (Month/      (Instr. 8)     (Instr. 3, 4, and 5)
1. Title of Derivative Security              ative        Day/         Day/      -------------  --------------------------
   (Instr. 3)                                Security     Year)        Year)      Code     V        (A)           (D)
----------------------------------------  -----------  ----------  ------------  ------  -----  ------------  ------------
Common Stock Right(1)                      1 - for -     3/31/03                    A               485

                                                                                                              9. Number of
                                                                                                                 Derivative
                                                                                                                 Securities
                             6. Date Exercisable                                                                 Benefi-
                                and Expiration Date  7. Title and Amount of Underlying                           cially
                                (Month/Day/Year)        Securities (Instr. 3 and 4)                              Owned
                             ----------------------  ----------------------------------------  8. Price of       Following
                             Date                                                  Amount or      Derivative     Reported
1. Title of Derivative       Exercis-    Expiration             Title              Number of      Security       Transaction(s)
   Security (Instr. 3)       able        Date                                       Shares        (Instr. 5)     (Instr. 4)
---------------------------  ----------  ----------  ---------------------------  -----------  -------------  -----------------
Common Stock Right(1)           See         See                Common                 485                            485
                             Footnote(1) Footnote(1)            Stock


                             10. Ownership
                                 Form of
                                 Derivative
                                 Securities:  11. Nature of
                                 Direct (D)       Indirect
                                 or Indirect      Beneficial
1. Title of Derivative           (I)              Ownership
   Security (Instr. 3)           (Instr. 4)       (Instr. 4)
---------------------------  --------------   ---------------
Common Stock Right(1)               D


Explanation of Responses:

(1) Securities granted by Enzon Pharmaceuticals, Inc. pursuant to Enzon's 2001 Incentive Stock Plan as compensation for service as an Independent Director during the quarter ended March 31, 2003 and qualified under Rule 16b-3(d). The value of the compensation was $5,500. In the spring of 2004, each Common Stock right will be exchanged for one share of Common Stock; provided, however, Mr. Parkinson will be entitled to elect to receive cash for up to 50% of these rights, with the price per right being $11.35, the fair market value of Enzon's common stock on March 31, 2003.

        /s/ Kenneth J. Zuerblis                     4/02/03
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date
           Attorney-in -fact


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.